News Release

Contact:              Wendy S. Schmucker

            Vice President, Secretary and Treasurer

                        724.537.9923

            www.cbthebank.com

For Immediate Release

COMMERCIAL NATIONAL FINANCIAL CORPORATION ANNOUNCES RESIGNATIONS OF PRESIDENT AND CHIEF EXECUTIVE OFFICER AND OF CHAIRMAN

Latrobe, PA, January 28, 2004 – Commercial National Financial Corporation (Nasdaq:  “CNAF”), parent company of Commercial Bank of Pennsylvania, Commercial National Insurance Services, Inc. and Highview Trust Company, today announced the resignation of Louis T. Steiner as Vice Chairman, President, Chief Executive Officer and director of the Company and as officer and director of each of the Company’s subsidiaries.  The board of directors has accepted Mr. Steiner’s resignation effective immediately.

The Company also announced the resignation of Louis A. Steiner as Chairman of the Company.  Louis A. Steiner will continue as a member of the Company’s board of directors.

Gregg E. Hunter, currently Vice Chairman and Chief Financial Officer, will assume the additional responsibilities of Interim Chairman, President and Chief Executive Officer of Commercial Bank of Pennsylvania and the Company’s other subsidiaries.

George V. Welty, the lead outside director of the Company, stated, “On behalf of the Board, shareholders and employees, we would like to extend our sincere thanks and appreciation to Lou Steiner and Ted Steiner for their many years of service and dedication to the Company and the Bank.  The board of directors is confident of a smooth transition for the Company given Gregg Hunter’s 24 years of banking experience and his long tenure as Chief Financial Officer of the Company.”

Ted Steiner stated, “The Company’s outside directors strongly favor a different strategic direction than the one I am pursuing.   Though we differ, I believe their direction is sound and I support their right to have a CEO who fully supports it.  I remain a strong supporter of the Company.”

About the Company

Commercial National Financial Corporation is a financial services holding company with banking, trust and insurance agency operations.  In addition to Latrobe where it is headquartered, the Company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, Norwin, Unity Township and West Newton, PA.  The Company maintains a commercial business development sales force throughout its entire market area, a trust company headquartered in Greensburg, as well as an insurance-services agency based in Ligonier.  Commercial National Bank also serves its customer base from an Internet banking site (www.cnbthebank.com) and an automatic TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company’s ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.